EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-20549, No. 333-65459, No. 333-38568 and No. 333-88836 of Powerwave Technologies, Inc. on Form S-8 and Registration Statement No. 333-81384 of Powerwave Technologies, Inc. on Form S-3 of our report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during 2002), appearing in this Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended December 29, 2002.

DELOITTE & TOUCHE LLP

Costa Mesa, California

February 21, 2003